Exhibit 10.5

PROXY AGREEMENT

      This Proxy Agreement (the “Agreement”) is entered into as of August 12,2010 between and among Zhengzhou Shentong Investment Consulting Co., Ltd., a limited liability company organized under the laws of the People’s Republic of China (“Shentong Investment”), Zhengzhou Shensheng Aluminum Foil Co., Ltd., a limited liability company organized under the laws of the People’s Republic of China (“Shensheng Aluminum”) and Zhengzhou Aluminum Co., Ltd, the sole shareholder of Shensheng Aluminum (“Zhengzhou Aluminum”). Shentong Investment, Zhengzhou Aluminum and Shensheng Aluminum are referred to collectively in this Agreement as the “Parties.”

RECITALS

A.	Zhengzhou Aluminum hold 100% of the outstanding shares of Shensheng Aluminum, a company with limited liability organized under the laws of the PRC (the “Company”);

B.
Zhengzhou Aluminum is willing to entrust the person designated by Shentong Investment with their voting rights (with respect to share held by the shareholder) without any limitations, at any shareholder meeting of the Company.

      NOW THEREFORE, the parties agree as follows:

1.
Zhengzhou Aluminum hereby agrees to irrevocably grant the person designated by Shentong Investment with the right to exercise his. Her or its shareholder voting rights and other shareholder right, including the attendance at and the voting of such shares at the shareholder’s meeting of Company (or by written consent in lieu of a meeting) in according with applicable laws and its Articles of Association, including but not limited to the rights to sell or transfer all or any of his equity interests of the Company, and appoint and vote the directors and the Chairman as the authorized representative of the Company.

2.
Shentong Investment agrees to designate the person who accepts the authority granted by the Zhengzhou Aluminum hereunder pursuant to the Article 1 of this Agreement, and the designated person shall represent the Zhengzhou Aluminum to exercise the Zhengzhou Aluminum’ voting rights and other shareholder right pursuant to this Agreement.

3.
Zhengzhou Aluminum hereby acknowledge that, whatever any change with the equity interest of Company, it shall both entrust the person designated by Shentong Investment with all shareholder’s voting rights and all the rights of Zhengzhou Aluminum; if the Zhengzhou Aluminum transfer their equity interest of Company to any individual or company, Shentong Investment, or the individuals or entities designated by Shentong Investment (the “Transferee”), it shall compel and assure that such Transferee sign an agreement with the same terms and conditions of this Agreement granting Shentong Investment the shareholder rights of Transferee.

4.
Zhengzhou Aluminum hereby acknowledge that if Shentong Investment withdraws the appointment of the relevant person, Shentong Investment will withdraw the appointment and authorization to this person and authorize other person, in substitution, designated by Shentong Investment for exercising shareholder voting rights and other tights of themselves at the shareholder meetings of the Company.

5.	This Agreement has been duly executed by the parties’ authorized representatives as of the date first set forth above and shall be effective simultaneously.

6.	The effective term shall be ten (10) years and may be extended by the written agreement among the Parties upon the expiration of this Agreement.

7.	Any amendment and/or rescission shall be agreed by the Parties in writing.

       IN WITNESS WHEREOF each party hereto have caused this Proxy Agreement to be duly executed by itself or a duly authorized representative on its behalf as of the date first written above.

Zhengzhou Shentong Investment Consulting Co., Ltd.

By:/s/  Dongwei Zhang
      Dongwei Zhang

Executive Director

Zhengzhou Shensheng Aluminum Foil Co., Ltd.

By:/s/ Congfu Li
      Congfu Li

Executive Director

Zhengzhou Aluminum Co., Ltd.

By:/s/ Congfu Li
      Congfu Li

Chairman of the Board